Consent of Independent Registered Public Accounting Firm

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea,  California

We hereby consent to the use, in the Post-Effective Amendment No. 1 to Form S-1 Registration Statement dated April 26, 2018 of Ministry Partners Investment Company, LLC, of our report dated March 29, 2018 accompanying the consolidated financial statements of Ministry Partners Investment Company, LLC and subsidiaries as of December 31, 2017 and 2016 and for the years then ended contained in such Post-Effective Amendment No. 1 to Form S-1 Registration Statement dated April 26, 2018.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Post-Effective Amendment No. 1 to Form S-1 Registration Statement.

/s/ Hutchinson and Bloodgood LLP
Glendale, California April 26, 2018